EXHIBIT 99.2

Terra Tech Corp. (OTCQX:TRTC) Q2 2019 Earnings Conference Call August 8, 2019 4:30 PM ET

Company Participants

Philip Carlson - Investor Relations

Derek Peterson - Chairman & Chief Executive Officer

Mike James - Chief Financial Officer

Conference Call Participants

Philip Carlson

Good afternoon, and welcome to Terra Tech's Second Quarter 2019 Financial Results Conference Call. A replay of this call will be available at www.smallcapvoice.com and it will be archived on the Investors Relations section of the Terra Tech website.

Before we begin, please let me remind you that during the course of this conference call, Terra Tech's management may make forward-looking statements. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.

These risks are outlined in the risk factors section of our SEC filings. Any forward-looking statements should be considered in light of these factors. Please also note, as a Safe Harbor, any outlook we present is as of today, management does not undertake any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Derek Peterson, Terra Tech's Chairman and Chief Executive Officer; and Mr. Mike James, Chief Financial Officer.

With that, I would now like to hand it over to Derek Peterson. Derek, please go ahead.

Derek Peterson

Phil, thank you for the intro and thank you everybody for taking the time to join us on today's fiscal second quarter 2019 call. I want to go over a few things today. Obviously, I want to go over the quarterly review. We'll go over the quarterly numbers, Mike will do a little bit of a deeper dive as we normally do.

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I want to go over an operational update with both our core market California, as well as what's going on in the Nevada marketplace. And then, obviously, I want to cover the progress report on our restructuring goals that we set out in the beginning of the year and for the new investors that are maybe not familiar or weren't around the beginning part of the year, I want to run over what those goals are.

We had basically a nine point restructuring plan and those restructuring points consisted of increasing gross margin to a minimum of 45%. We wanted to work towards meaningful EBITDA improvement over the course of the year. We wanted to get the company to a $63.3 million run rate sometime in the fourth quarter of 2019. We wanted to mitigate and reduce and exit ceasing the access to the capital markets and we essentially have one more tranche on our $40 million financing. After that, the reason we're selling some of the non-core assets is so we can take our toes out of the capital markets while the market caps where it's at today. And utilize some of the proceeds from the non-dilutive liquidations of some non-core permits and non-core assets that the company has as well.

Streamlining operations and headcounts to mitigate operational burn, enhancing corporate governance, better stockholder communication as management achieves these milestones, launching a branded delivery service and establishing pop-up retail experiences.

At the end of the call just as we're kind of phasing into the end of the call, I'm going to go over where we're at with each one of those points, what we've done in the first half of the year and what our anticipation is to capture on the back half of the year as well.

So with that for the new shareholders, the new people that have invested in company, we're implementing a strategy to reduce the gap between the company's true value and the market cap that trades on the public markets. We're, obviously, trading a call, I don’t know, $40 million, $45 million market cap depending on the day. And I want to -- I talked about this on some prior calls, but one of the biggest concerns that we had as operators is accessing the capital markets when we're trading below our book value.

We feel the liquidation value of the company is well over $100 million, just off the permits we have in hand. And I would say far in excess of that and if we look at some of the peers as they trade in the marketplace. So there's a big dislocation. And one of the reasons we wanted to put this operational plan together was to be able to; A, correct that; and B, start messaging out the market the company is in a healthier spot and we're well-capitalized and are going to mitigate and reduce the amount of times. We're collecting capital through the capital markets and ultimately diluting shareholders.

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So we're trying to move in the opposite direction by increasing cash flow coming out of the retail stores coupled with the liquidation of some of these non-core assets as well. We're going to talk about a little bit more about what some of these non-core assets are as we kind of go through some of the operational updates as well. Our whole goal at the end of the day is to create a healthier leaner business with efficient operations and scale from there.

We've made material progress and I'll go through each one of those nine bullet points towards the end of the call. And again, let you know what we've made from a progression standpoint as far as that was concerned.

So with that, why don't we jump into the quarterly results. Revenue was approximately $10.4 million compared to approximately $8.7 million for the second quarter of June 30, 2018 that was about a 19% increase compared with $7.4 million in the first quarter of 2019. So we're trending top line revenue in the right direction. But again, our biggest goal wasn't increasing top line revenue, as it was, managing gross margin and EBITDA performance and improvement as well.

The increased on top line revenue was primarily due to increase Canada's revenues to our dispensaries as well as increasing over prior years in the development of cultivation and production, now that our cultivation, manufacturing and production is beginning to come back online.

In addition, we've seen significant improvement in gross margins. Gross margin for the second quarter was approximately 47.4% compared to 42% for the second quarter ended June 30 of 2018.

In addition to that, we are able to mitigate the losses at the company's level. Net loss was $10.14 million for the quarter or $0.10 a share for the three months ended June 30, 2019. That was compared against a net loss of $9.97 million or $0.15 a share for the three months ended June 30, 2018. Results are trending in the right direction.

Operational update, let's start off with California. Again our core market will discuss a little bit about Nevada as we go along. So starting with California all of Terra Tech operating California facilities except for the West Grand Avenue cultivation, which is the new cultivation that we're just opening up, which is still pending or issued provisional licenses for the state of California.

These licenses are valid for one year. They require a metric compliance. The issuances of these licenses ensure that operations are going to be able to continue in a lawful and uninterrupted manner for the next 12 months.

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We're proud to be using the metric software system record inventory, track and traceability, system advances the State of California is objective to promote regulated in safe, conscientious cannabis market. And we're starting to see that market get a hold and started to get some efficiency.

We're starting to see the things that we wanted to see in the California marketplace, which is a healthy distribution platform, coupled with enforcement on the black market. And we've seen the governor take, what I think is, the beginning stages of a pretty aggressive action with mitigating and putting a cap and lid on the black market, multiple municipalities throughout the state.

Coupled with that, West Grand getting a little bit more granular, which is the cultivation we were just discussed. We're actually cultivating. And right now, that renovated facility, which we shut down for the majority of last year, featured an upgrade of power capacity, allows for more output and a larger vegetation room to support cultivation of a greater variety of cannabis strains.

We anticipate this being fully operational, upon the receipt of our approval from the state. This will enable us to ramp production of our IVXX premium wholesale cannabis brands in California.

And as a reminder and everybody for those investors that are new to the company, we basically for the entire year last year as we had to rebuild these facilities to conform with new regulations. We were added the cultivation in wholesale market, in addition to the retail market.

So we were surviving as a whole basically a whole retail organization last year. And we didn't have any manufacturing or cultivation to add to that. This year it's beginning to come back online. The first facility that we planted with the West Brand, Hagenburger will be on the backbone of that. And we're starting to see some of the revenue associated with both cultivation and manufacturing in the Nevada and California marketplace, which is great.

We've established our pop-up retail experiences completed with plans to open a flagship store in Orange County, which will reflect our latest marketing, product assortment, visual merchandising enhancements. We hosted several dinner parties, senior outreach programs. All of that outreach branding that we've fostered in both the Orange County, L.A. Market; Northern California markets has really done a great job of penetrating our brand and mainstreaming the ideology to have the behind the balloon concept, has increased foot traffic to our retail stores, and obviously it's been a great addition to hosting and pushing forward revenues associated with our delivery service as well.

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So we're pleased to announce, and if you want to look at our YouTube Channels, if you want to look at our social media channels, you can get a feel for some of, what these parties, what these dinner parties and senior outreach programs look like. But again, they're a great opportunity to socialize the products with consumers, to socialize the brand with consumers and build that consumer adherence that we're looking for as well.

Blum San Leandro, that's the retail store, a little bit south of Oakland, a little bit north of San Jose. We opened that store, as most of you know, in January this year, selling only medical cannabis. The city was fast tracked adult use. They changed over, I want to say, it was in early May.

We began commencing adult use sales and we saw a nice hockey stick upwards in top line revenue, as well as store traffic, which was great. The city approved three retail facilities. However, our company is the first retail store open. We don't know when competition is coming to the marketplace there. But I don't think anybody is opening up anytime soon, which has given us a great first mover advantage in that vacuum just South of Oakland that we're able to occupy.

We've seen strong sales growth since the start of adult use and that revenue was a great driver to get where we were from increased revenue for this quarter. But again, we didn't even have a full quarter for San Leandro operations as adult use really kicked in the first part of May and it took a couple of weeks to ramp-up from there. Really excited about the addition for Q3, as sales continue to ramp-up, we also capture a full quarter of San Leandro's retail sales as well.

Let's jump down to Santa Ana for a moment. We have one operational dispensary down there. We have two additional retail permits, Dyer, obviously being the largest most focal footprint. This location is on a main frontage freeway. I think it's, personally, the best location in all of Southern California, a significant amount of parking. It's on a seven-acre parcel -- the building itself is 55,000 square feet; the retail facility is going to occupy about 5,000 square feet or so.

And most importantly, we just received building permits and we're breaking ground finally after spending a tremendous amount of time working at both local municipality's as well as at the state level to get the approvals we needed and architectural and engineering diagrams.

But we are breaking ground on Monday. We anticipate that facility to be done prior to the end of the year, and we will, obviously, inform investors as we maintain progress out of that environment. Our core dispensary that's currently open is seeing increased patient accounts and seeing increased ticket baskets associated with that customer traffic as well.

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The third permit associated with Carnegie building is one of those non-core assets that we're looking to divest of. We're pretty excited about the appetite that's been out there so far. I'm going to discuss what some of the economics look like around those transactions at the tail end of the call, coupled with some ideas of what we think we're ultimately going to recoup from an asset or a capital standpoint from the liquidation of those non-core assets as well.

In addition to that, Santa Ana, we launched our branded delivery service. We've had a nice ramp out of the gate there, worked out all the kinks. The software backbone seems to be working seamlessly at this juncture, and now we're confident, I think, with the point of moving that delivery service up to both San Leandro and the Oakland marketplace and then obviously looking to expand it from there.

So great reception in Orange County, good traffic out of the gate, we're increasing marketing efforts and socializing the Blum delivery brands in that core market, as well as again going to be putting an increased effort on pushing that agenda up to the Northern California marketplace as well.

Las Vegas, jumping over to Nevada for a little bit. We have that 4th Street building; we worked very diligently to get a cannabis permit at that location. The gaming corridor was pretty against it at the end of the day and so rather than fighting that behemoth, we decided to pivot a little bit, we're converting that retail location over to a CBD only store.

That location, if you want to look it up on Google Maps is 121 North 4th Street. It's about as close as we can get to the Fremont Street Experience; it's just adjacent to the White Castle burger, unbelievable amount of foot traffic in that area, for those of you that don't know the downtown Las Vegas.

Fremont Street Experience sees about 14 million annual visitors every year, and so we think it's not only a great opportunity to socialize the Blum Brand, but we're going to be able to move a significant amount of product around there. But it's also a great opportunity for swag, T-shirts, hats, Sweatshirts, Hoodies, novelty items that people like to consume when they visit the downtown area.

So, we're excited about opening that up. We're in the design phase. It's going to be reflective of the new Bloom store concept, which you can see on our Facebook page. That'll be the Dyer location that we're opening. This facility will look very similar to that, obviously a little bit smaller, but servicing only CBD products, both beauty, wellness products, injectables, topicals, et cetera and so forth. We're going to continue to put out some PR around that as we get closer to breaking ground, construction and obviously opening as well.

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Jumping a little bit north to Reno, the Nevada Department of Taxation approved our agreement last quarter to acquire the remainder interest in Blum Reno dispensary. We had a 50-50 partnership there. We had some litigation that we were able to wrap-up by buying the additional 50% from our partner. That 50% has been transferred over to Terra Tech. So we now own 100% of that facility up in Reno area. That store has been very productive for us as well, and we're excited about the future in the Reno marketplace as well.

Cultivation and extraction in the Reno, Washoe County area, full bore as well. We're now starting to see some upticks as we pull product down. We're getting better yields than expected out of our LED 30,000 square foot cultivation facility, and now we're starting to get some traction on the production of oils in the wholesale marketplace as well.

For those of you that don't know, Nevada, in general, issued another 60-plus retail permits. There's some litigation around those permits, but ultimately there's going to be a significant increase in retail stores over the next few years in the Nevada marketplace, which makes the wholesale activity out of the cultivation extraction even more attractive. So we're excited about the increased retail footprint opportunities that those would potentially afford to our manufacturing and cultivation arms in the Nevada marketplace as well.

The only other update from an operational standpoint, for those of you that know, we made a $5 million investment in to a company called Hydrofarm. Hydrofarm has been around for decades. So one of the only -- I think, they're the only independent hydroponic distributor company left out there.

Sunlight Supply was bought by Scotts Miracle-Gro. Hydrofarm was taken over by Bill Toler, who was the turnaround specialist at Hostess. That company we invested $5 million of a $55 million raise, where you own 2 million shares and another million options. At the end of the day, we think the company is likely going to be moving and trending towards the public markets at the end of this year. We're looking forward to some updates coming out of that company.

But we think there's going to be a significant upside associated with that investment and a whole other opportunity for non-dilutive capital coming into the company as well. So, we'll keep everybody posted as that company makes updates and announcements, and we're in a position to be able to monetize that investment that we made late last year as well.

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So with, that was the operational update. Let's jump over into the report card, essentially. So I went over at the beginning of call, the nine points that we were focused on. So let's run through those. I would like to discuss a little bit about the traction that we're making, where we need to do some more work. What we're focusing on from today go forward and some of the trends that are taking place at the retail level most importantly.

So starting off with what we think is the most important one, because the integrity of our financials and our P&L is obviously heavily dependent, not only on top line revenue growth, but most importantly what are we left over with for an operational standpoint after gross margins.

So gross margins, we were trying to hit a number of 45%. We've made significant improvement in gross margins over the last couple of years. We were in very low double-digits, not too long ago, and now again we had a goal and objective to get to 45%. We blew that out of the water. We're already a little over 47%. So now we're pushing even harder to get north of 50%. So we're very happy with the progress that we've made there. We're achieved the goal that we promised our shareholder that we were intending to make already. And we're going to increase and hopefully improve that trend coming into Q3 and Q4 of 2019.

Meaningfully EBITDA improvement, so we've made some significant EBITDA improvement already in the first half of the year, but with the cultivation coming online, extraction coming back online coupled with some additional retail presence with Dyer, et cetera and so forth. We think we're going to see even more significant EBITDA improvement.

And one of the promises we made to our shareholder base ultimately was we're going to sell some of these non-core assets instead of going to the capital markets, use that capital to buy more accretive revenue. So, whatever revenue we're ultimately going to lose from the sale of these non-core assets, we're ultimately going to buyback what we hope is a lot more revenue.

So, if I have something in the portfolio that's yielding are, let's say, $2 and I can sell it for $10, and I can go back and buy something for $7 that's yielding a $3 or $4. Those are the types of accretive transaction arbitrage opportunities that exist out there in the marketplace.

That's ultimately going to be one of the uses of that non-dilutive capital on top of maintaining a significant capital reserve, so that we can extend that ability to not have to continue to go back and forth to the capital markets to fund growth in operations.

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So, we're happy with EBITDA performance that we've made, but we've got a lot more work to be doing on the back half to get to where we want to be to fulfill the promise we made to shareholders.

Achieving a $63.3 million revenue run rate sometime within Q4 2019, we’re run rating at well over $40 million at this juncture. So, we're on our way to that number and the onset of the additional cultivation plus Dyer and some of the other activities that we have coming online, plus increasing same-store sales, because we're putting a tremendous amount of effort into getting as much revenue and as much cash flow out of each one of our retail stores is absolutely possible. We're trending in the right direction on that number and we're excited about the progress that we've made year-to-date as far as revenue growth has been concerned as well.

Ceasing accessing the capital markets by the end of the first half of 2019 to fund CapEx and OpEx, we have one final tranche to take the $40 million financing we did well over a year ago. Once that tranche is done sometime in the next month or so, we have asset capital coming in $21 million coming in from the sale of two of the retail stores in the Nevada marketplace.

Management goal is somewhere between $45 million to $55 million and net proceeds coming from the sale of non-diluted asset -- non-dilutive assets or non-core assets, I should say.

We feel very comfortable with that target, not including whatever proceeds we receive out of the Hydrofarm sale depending on what kind of performance that has in the public marketplace.

So, coming into the end of the year, we should be in a phenomenal position as far as cash reserves are going because of the sale of non-core assets coupled with the liquidity coming out of that investment.

And that will really put us in a position to buy that revenue that we need to replace at the company's level, but have a tremendous amount of capital for growth, again, without having to go back and access those capital markets.

So, in addition to that, streamlining operations and headcount to mitigate operational burn one of the reasons we've seen EBITDA performance is we've done a good job of mitigating a lot of our operational burn.

We've done a great job in streamlining operations internally as well and so we're very pleased with the progress that we've made in the first half of the year and we think the second half of the year, we're going to have a tremendous amount of more upside as far as that's concerned as well.

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Enhancing corporate governance, as many of you may or may not know, we do have the audit committees, the comp committees, we have all the formalized corporate governance committees set up. And most importantly, this year, we passed SOX compliance, Sarbanes-Oxley, I don't know of any other MSO that's SOX compliance out there today.

And that's obviously necessary for potential future up listings to exchanges and we're excited about being in a position where we're SOX compliant at this juncture. For a small company, that was a huge feat for us and we're excited to be able to have that as a showcase for our corporate governance efforts.

Launching a branded delivery service. As I said, everybody, we've had great results out of the Southern California marketplace. We're seeing growth in delivery day-over-day, week-over-week. We're putting a tremendous amount of energy into marketing that footprint down here, especially in California because Santa Ana is the only licensed jurisdiction and there's a tremendous amount of population density in the surrounding areas. It's just not covered by any brick and mortar retail. So there's a great opportunity for delivery in Southern California.

But now, that we have the model built, the backbone built, the software built, we're going to now expand that model up to the San Leandro marketplaces and the Oakland marketplaces. We’ll continue to give updates to our shareholders on the dates of when we're opening those operations up. We're probably going to start with Oakland, work back down south of San Leandro and we're excited about penetrating the highly dense Bay Area market with a good delivery service as well.

Establish a pop up retail experience as I said earlier on the call, we've had several of those over the course of the year. Our goal and objective is to continue to do as much outreach as possible. We can't get the brand penetration that we want and are expect by -- expecting people to just show up at our door. So this is a new industry. There's still a whole lot of people that don't understand, what retail dispensaries are. There's still a lot of people that have the anxiety over how to talk to a bystander, what products to order etcetera and so for – so the community outreach that we do see these pop up experiences, again a great opportunity for us to socialize the product and introduce the products to new market segments as well.

I'd now like at this juncture to turn the call over to our CFO, Mike James. Mike's going to do a deeper dive on the financials. I'll come back, finish up the call with some additional points and then we'll open it up for some questions that we had, come in earlier as well. With that Mike, on to you.

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Mike James

Thank you, Derek. Good afternoon everyone. I will now provide you with a summary of the second quarter 2019 financial results. For more detailed results, please refer to the press release that we issued earlier today, which is posted on our website along with the Form 10-Q which has been filed with the Securities and Exchange Commission. In addition, please note that we compile our financials under U.S. GAAP including non operating expenses.

For the second quarter ended June 30, 2019, we generated revenues of $10.4 million compared to approximately $8.7 million for the second quarter ended June 30, 2018, an increase of approximately $1.6 million or 19%. Dispensary year-over-year growth of $950,000 or 14% due to revenues from our new store in San Leandro as well as improvements of our store operational standards, enhanced product assortment, increase customer traffic and higher average sale amounts.

Also, driving the increase is the ramp of IBEX cultivation and production operations, which accounted for $580,000 of the increase. The Herbs and Products segment increase by $120,000 year-over-year.

Our gross profit for the second quarter ended June 30, 2019 was approximately $4.9 million compared to gross profit of approximately $3.7 million for the second quarter ended June 30, 2018, an increase of approximately $1.2 million. Our gross margin percentage for the second quarter ended June 30, 2019 was approximately 47.4% compared to approximately 42.1% for the second quarter ended June 30, 2018.

The increase in gross margin was due to an increase of higher margin private label sales, lower cost of goods sold from vendor negotiations and price optimization of top selling items.

Selling, general and administrative expenses for the second quarter ended June 30, 2019 were approximately $12.05 million, compared to approximately $9.86 million for the three months ended June 30, 2018, an increase of $2.19 million or 22.2%. The increase was due to a $770,000 increase in depreciation expense; a $540,000 increase in amortization expense; a $470,000 increase in stock options related to employee bonuses; and a $430,000 increase in marketing and advertising expense.

The company reported a gain on interest in joint venture of $350,000 for the period ended June 30th, 2019, due to the measurement period adjustment recorded for the consolidation of the newly Sparks Cultivation, LLC and NuLeaf Reno Production, LLC joint ventures.

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We realized the net loss attributable to Terra Tech of approximately $10.14 million or $0.10 per share for the three months ended June 30th, 2019 compared to a net loss of $9.97 million or $0.15 per share for the three months ended June 30th, 2018.

Now, turning to the balance sheet, on June 30th, 2019, the cash balance was $1.92 million versus $7.19 million as of December 31st, 2018. The company had no short-term debt. Long term liabilities were $25.47 million as of June 30th, 2019 compared with $18.31 million as of December 31st, 2018.

Stockholder's equity for the period ended June 30th, 2019 amounted to approximately $110.14 million, an increase of approximately $15.3 million compared to approximately $94.9 million as of December 31st, 2018.

Now, I'd like to turn the call back over to Phil for the question-and-answer session.

Question-and-Answer Session

A - Philip Carlson

Thanks Mike. Derek, first question. How is the delivery service in Orange County coming along? And do you plan to look into delivery into Northern California?

Derek Peterson

Hey, Phil. Thank you. I think we just covered that for the most part, but yeah, we're thrilled with the reception out of the gate in Southern California. So, we're going to continue our marketing efforts and outreach efforts here. We've got some great planning to reach out to both the retirement communities in all jurisdictions because there's a lot of people that just don't want to travel half an hour back and forth to a retail dispensary, that's not in their local town and because of the scarcity of brick-and-mortar here. Again, it's a great opportunity.

So, we're pleased. The software has been working. The SOPs that we put together, we tweak and finalized. So, we're in a great spot as far as delivery is concerned. Again, we're at that point now where we were going to be releasing some updates in the not too distant future about migrating the delivery bottom both up to Oakland and San Leandro to cover the NorCal markets as well.

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Philip Carlson

Great. Now, that you've acquired the remaining interest in Blüm Reno, do you still plan on keeping that asset even though you mentioned California being your main focus?

Derek Peterson

Yeah, thanks for that. What I don't want to speculate on any of the particular assets other than the ones that we've outlined. I mean we're -- listen -- we're open offers on everything because there's a great opportunity for accretive repositioning of assets in a majority of other markets. So, put it like this if I can -- again, if I can sell something for $10 that's yielding me $2 and buy something else for $7, that's yielding me $3 or $4, that's a transaction that I'll take, right, because that improves the balance sheet, improves our P&L over time and those are the kind of accretive arbitrage transactions that we're looking for.

So, we're looking at less about --what assets do we want to move out? What assets do we want to migrate away from? But more of -- is there an accretive opportunity to migrate what that P&L looks like to a healthier P&L at the end of the day because what we're trying to do again is increase topline revenue, increase gross margins and EBITDA performance, focusing on both topline and bottom-line. So, we're going to get that through organic operations. But in addition to that, we're also going to have the ability to harness some improvements there to again arbitrage of rebalancing the balance sheet at the end of the day.

So, we're looking at everything on the balance sheet for better arbitrage opportunities, but we will again increase our shareholder communication as we enter into transactions. But I'll go back to what I said earlier. The company anticipates out of the non-core assets that we hope to migrate out of getting somewhere between $45 million and $55 million, we’ve inked up about 21 million already.

So we're going to be in a position regardless to have a tremendous amount of cash and liquidity at the company's disposal coming into the end of the year for future growth. And obviously, putting us in a position where we can kind of migrate out of the capital markets and not have to continue to issue shares, especially these depressed levels, where we think we're trading far below what our true book value is at the end of the day. And so we're looking at things both from a granular level, but also from a macro level as well.

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Philip Carlson

Next question, does the company have plans to continue to access the capital markets?

Derek Peterson

Yeah, that ties into what I just said. So we have one final tranche of the $40 million financing that we put together. Again, it was well over a year ago. Once that final tranche is done, we'll close that up and we don't see having to come back to the capital markets after that, unless there's some major acquisition that we think makes economic sense.

But again, we're going to be in a position with the capital coming out of it. And so in addition to the cash we have on hand, the $21 million that we inked we think again we're going to be able to put $45 million to $55 million in cash in the bank. But that doesn't even count whatever we receive out of the Hydrofarm transaction.

Again, we put 5 into that and obviously that investment was made with the ideology and the intent of taking something far larger than 5 out of the back end of that. And so if that thing works in any way shape or form consistent with what the Greenlane IPO looks like, that should be a very accretive transaction for the company.

And that doesn't include – again, we've got $10 million, $11 million in real estate equity on top of that. So the company again with the streamline operations, the EBITDA and cash flows been kicked off at retail level. The increased gross revenue that the company is going to be receiving by all these new assets coming online, plus the sale on non-core assets. So this is the leanest the company has ever been. And we've seen that by the increased gross margins and the reduction of the loss per share for this quarter.

And again, we expect for that trend to improve in coming quarters. I know I – I went a little bit deeper into that that question, but I just want to make sure everybody understands our ideology is to make sure that this market cap. We don't have to go back to the capital markets. So one more tranche and a tremendous amount of liquidity at the company's disposal coming in the year end between the sale of non-core assets, the Hydrofarm investment coupled with the capital that we have sitting passive in real estate as well.

So we should be in a tremendous position to execute on an even more kind of intense growth profile coming in at the end of the year. This year was about re-footing ourselves right. This year was about getting our footing back underneath us after a pretty challenging 2018 and again, we're trending in the right direction. We've got more work to do, but coming into 2020.

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We're going be in an significantly intense capital position to be able to affect additional growth opportunities that we see. And we see a tremendous amount of opportunities and not only continuing to do, what we have been doing, but a tremendous amount of opportunities as well as in the CBD space.

So, not only are we launching that CBD Store in the Nevada marketplace, but the company is seeing a tremendous amount of opportunities, especially as they tie into our retail partnership on the Edible Garden division.

We just got two extra distribution facilities through Wal-Mart, for example. And so we've got a great relationship with a tremendous amount of retail doors, and we want to start showcasing some of the CBD products as well. And so we think there's an opportunity in the CBD around to get additional upside revenue and opportunities for the company as well.

So that's where we stand we think. We're going to be at a very healthy capital position coming into at the end of the year. So we've got the one final tranche, post final tranche, we don't see a necessity you have to get back into the capital markets for the foreseeable future.

Philip Carlson

Next question, given the number of retail permits that are being issued in Nevada, how is the expansion of wholesale coming along there?

Derek Peterson

Yes, across the board, we're getting great traction in the wholesale environment in California. We're getting great traction in the wholesale environment in the Nevada marketplace. Our partners NuLeaf, the cultivation facility, we're kicking out some unbelievable product there. There's a few great brands in the Nevada marketplace. There's a lot of mediocre cannabis at the end of the day, but our stuff coming out of the LED cultivation facilities is top notch.

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So, we're getting great penetration with our flower there. We're getting great penetration with the oils that we're producing at the manufacturing facility and we're just starting to take down our first products out of our West Grand facility and we're having expanded footprint there as well.

But coupled with that, we have the Hague and Burger cultivation that should be coming online in the not too distant future that will contribute not only to topline revenue, but gross margin enhancement coupled with EBITDA movement as well. So, great traction on the cultivation front and we're excited about announcing the opening of the Hague and Burger location in the not too distant future as well.

Philip Carlson

Okay. Last question. You recently announced a CBD store opening in Las Vegas. Do you have a timeframe for the opening? Do you plan on opening additional CBD stores in Nevada and California?

Derek Peterson

Our goal is to obviously have that open by the end of the year. I mean that one's a little bit easier to go up, it's not fraught with all the regulatory hurdles that opening a cannabis dispensary. But again, it still has a significant amount of hurdles to overcome in terms of building permits and local approvals and that type of thing. So, I mean opening up retail, it's just tough, right and especially when you do tenant improvements.

So, as much as we would like to have a firm forecast, a lot of it's just dependent on what the local municipalities do and how quickly they move through the approval process and building permits. But we think we have the ability to get that open by the end of the year.

As far as expanding that model in other markets, as lot of that's going to depend on the performance that we see out of there. So, if we get the performance that we think we want, there's a lot of other key markets that we're looking at right now to open up CBD-only stores and not only in Southern California, L.A., and Northern California some premier locations as well. But this is going to be our litmus test in our model for how accretive our retail store is just servicing CD products.

All things are pointing towards it's going to be successful, but markets changed and that type of thing. So we want to use this as a great template, and again a litmus test for expanding that footprint. The beauty of that is if this works the way we think it's going to work, we'll have the ability to put additional stores in additional locations without again the same regulatory hurdles and economics that we experience on the Canada side of the equation as well.

So we'll keep people posted on that. And then in addition to that, again we're looking at some very low hanging fruit CD opportunities for the company that we hope to be able to announce in the not too distant future as well, Phil.

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Philip Carlson

Okay. I'll put it back to you for your closing remarks.

Derek Peterson

Phil, you broke up, I mean, we have some background noise. Stuart, I don't know if you can do a broad mute or whatnot.

Unidentified Company Representative

I'm sorry, Derek. I'll put it back to you for your final closing remarks.

Derek Peterson

No. Okay. Yeah, thanks. We seem to hear some background noise. But again everybody, with that being said, we're pleased to report that many of the initiatives that we outlined earlier have been accomplished due to the high level of execution of our team members. We're pleased with the start of the year and expect the results to progressively improve throughout Q3 and Q4. We're on track for our $63.3 million run rate in Q4 2019 that will be driven by our core business growth improvement as well as our new revenue generators that we've outlined in the call.

We remain committed to enhance corporate governance and communication. We've established better disciplines, put together special committees to ensure proper governance over all matters and all transactions. We're increasing our stockholder and shareholder communication, have increased transparency as we go through these changes.

And with that, I'd like to thank all the shareholders, our new shareholders that have just becoming acclimated and familiar with the company. I’d like thank you Phil and Stuart for helping put the call together today. But most importantly, this is a tremendously challenging company to operate, for all of the operators in our space that are dealing without banking and have to rely on audited financials. It is a very challenging process to go through quarter-after-quarter, year-after-year and then to maintain SOX compliant in that environment is even more challenging.

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So with that, I'd like to thank our auditing team. They’ve done a consistent and continual basis works overtime to make sure that we can meet all these reports, these accelerated filing standards in a timely and efficient manner.

So again, everybody, we're thrilled with the quarter. It's not where we want to be. We've got a lot more work to do. But this is trending in the right direction. We're in a really good spot right now. We think we're going to be in a great spot coming into the end of the year, not only from a liquidity standpoint, but from a top line revenue standpoint.

And again, as time goes on over the coming weeks and coming months, we're going to continue to update shareholders and as we've progressed through that nine point restructuring plan, coupled with the opening of the new facilities, and again coupled with some additional business opportunities in the CBD realm that we're excited to talk to you about as well.

So with that, thank you again. There'll be a printed transcript of this that will be out in the not too distant future and recording as well. So thank you again everybody for taking the time. We'll talk to you soon. Take care.

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